EXHIBIT 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 1st day of March, 2004 (the “Effective Date”), by and between VIRTUALSCOPICS, LLC, a New York limited liability company ("Company"), and DR. FELIX ECKSTEIN, with a current mailing address of Jahnstr. 48, 80469 München, Germany ("Consultant”). This Agreement, together with that certain Services and Co-Marketing Agreement between Company and Chondrometrics GmbH (“Chondrometrics”) dated March 1, 2004 and that certain Consulting Agreement between Company and Consultant dated January 1, 2004 (the “January Consulting Agreement”), supercedes, and replaces entirely, that certain Preliminary Service Agreement between Company and Chondrometrics, dated January 30, 2004, a copy of which is attached to this Agreement as Exhibit E (the “Services Agreement”).

R E C I T A L S:

WHEREAS, Consultant is an internationally recognized authority in Osteoarthritis research, especially as it relates to cartilage degeneration, and has conducted and published an extensive body of validation studies in the accurate and reproducible measurement of cartilage changes using manual and semi-automated software techniques;

WHEREAS, Consultant is CEO and CSO of Chondrometrics, which provides consultant services and image analysis services of medical image data, with a focus on quantitative analysis of cartilage morphology from magnetic resonance imaging (MRI) data;

WHEREAS, Company and Chondrometrics simultaneously herewith are entering into the Services Agreement to leverage their research and commercial capabilities by co-marketing each other’s services and abilities, with the goal of expanding each party’s customer base and visibility in the industry, and gaining economic benefits resulting therefrom;

WHEREAS, Company desires to retain Consultant to provide the services set forth in this Agreement;

WHEREAS, the parties hereto recognize that in the course of providing the Services, Consultant will be exposed to and have access to certain confidential information of Company and that there is a need for Company to protect such confidential information from unauthorized use and disclosure; and

WHEREAS, the parties hereto contemplate the potential sharing of certain technology between the parties, and possible development of certain patent, patent rights, copyright, trade secrets, trademarks, and other proprietary rights in connection with Consultant’s provision of the Services, and that such situations be addressed in more detail in this Agreement.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration the receipt and sufficiency of which are expressly acknowledged, the parties hereby agree as follows:

1.  Definitions. Capitalized terms not defined elsewhere in this Agreement shall have the meanings ascribed to them in this Section 1:

(a) “Cartilage Analysis” means a manual, semi-automated or automated process for segmenting MR images to quantify the volume or other morphological parameters of total cartilage or cartilage sub-regions in Research Trials and Clinical Trials for Osteoarthritis.

(b) “Non-Cartilage Analysis” means a manual, semi-automated or automated process for segmenting MRI images to quantify characteristics of tissues related to Osteoarthritis other than cartilage, including, but not limited to, Bone Marrow Edema, Meniscus, and Fluid.

(c) “Clinical Trial” means Cartilage Analysis and Non-Cartilage Analysis that is performed for the purpose of understanding the efficacy of a disease modifying osteoarthritic drug in humans, intended and/or required to be submitted to a regulatory body as part of a drug approval submission. The paying entity for a Clinical Trial can be a pharmaceutical, biotechnology, or medical device company, or a governmental or non-governmental research agency.

(d) “Research Trial” means Cartilage Analysis and Non-Cartilage Analysis that is performed for the purpose of understanding human cartilage physiology or disease progressions of Osteoarthritis. The paying entity for a Research Trial can be a pharmaceutical, biotechnology, or medical device company, or a governmental or non-governmental research agency. Results from a Research Trial are not intended or required to be submitted to a government regulatory body as part of a drug approval submission.

2. Duties and Responsibilities.

(a) Services. During the term of this Agreement Consultant shall perform the services described in this Section 2 (collectively, the “Services”):

(i)    Ongoing Consulting with Respect to Company’s Cartilage Analysis and Non-Cartilage Analysis: Consultant shall consult with Company regarding Company’s Cartilage Analysis and Non-Cartilage Analysis as follows:

•	Design of cross-validation studies including segmentation technique, landmarks, region definitions, and impact of pulse sequences.

•	Study design for Clinical Trials.

•	Publications and publication strategy.

Optional services, depending on consultant’s availability include:

•	Conference presentations.

•	Customer interactions including but not limited to sales activities.

•	U.S., European, and other regulatory agency interactions.

If consultant is unable to participate in conferences, customer interactions and meetings with regulatory agencies in person due to obligations as chairman of the Institute of Anatomy, Paracelsus Private Medical University, Salzburg, he will assist Company in the preparation of these activities and/or will make best efforts to participate via teleconference.

Company and Consultant jointly will develop a plan for specific publications, presentations and customer contacts to be performed during the term of this Agreement for the purposes of publicizing the results of the Consultant’s cross-validation studies and promoting Company’s Cartilage Analysis and Non-Cartilage Analysis. The plan will be included as Exhibit A to this Agreement. One such collaborative publication to be included in the plan is a publication by Company and Consultant pertaining to the Cartilage Analysis conducted by Company and/or Chondrometrics pursuant to the Osteoarthritic Initiative (as described in the Services Agreement). With respect to each proposed publication and presentation, the parties will follow the following procedure:

Consultant or Company will be designated as the primary author assigned to the publication or presentation. If both parties make active and substantial contributions to a publication or presentation, then any credit identifying the party that is not the primary author of the work will be the last credit included in any list of authors of the work. The choice of authorship hereby should adhere to the generally accepted practice of authorship as set forth by international journals in the industry. The primary author will (1) prepare a first draft of the proposed publication or presentation, (2) collaborate with the other party to obtain the other party’s insights and input, and (3) create a final draft of the proposed publication or presentation which includes the other party’s suggestions and input. The final draft then will be reviewed by both Consultant and Company over a thirty (30) day period. On or before the conclusion of such thirty (30) day period, each party shall notify the other of its approval or disapproval of the draft. Each party shall have the right to extend the thirty (30) day period for an additional forty-five (45) days upon notice to the other party in the event the party making such extension request desires to further edit the draft to correct any errors or inconsistencies.

(ii)    Initial cross validation study. Consultant will consult with Company in accordance with Exhibit A attached hereto and incorporated herein by reference.

(iii)    Marketing Activities. Consultant will exercise commercially reasonable best efforts to market and promote Company’s Cartilage Analysis services for Clinical Trials, and the collaborative efforts of Company and Consultant as more fully set forth on Exhibit B attached hereto and incorporated herein by reference.

(b) Consultant shall provide the Services described in clauses (i) and (ii) above sixteen (16) days during the Year 1 Performance Period, and twenty (20) days during the Year 2 Performance Period and Year 3 Performance Period, where the “Year 1 Performance Period” is defined as the ten-month period from March 1, 2004 through December 31, 2004, the “Year 2 Performance Period” is defined as the twelve-month period from January 1, 2005 through December 31, 2005, and the “Year 3 Performance Period” is defined as the twelve-month period from January 1, 2006 through December 31, 2006. Each workday shall consist of ten hours. The parties may agree to increase the number of workdays by mutual written agreement.

(c) Company and Consultant mutually agree to coordinate the timing and specific content of the consulting activities. The parties may amend any Exhibit from time to time to modify the services or add additional services. To be effective, each amended Exhibit must be signed and dated by both parties.

(d) Consultant agrees to perform the Services personally.

(e) Consultant, whether acting individually or on behalf of Chondrometrics or any third party, shall be prohibited from marketing or otherwise promoting Chondrometrics’ or any third party’s Non-Cartilage Analysis or Cartilage Analysis services for Clinical Trials. Further, Consultant, whether acting individually or on behalf of Chondrometrics or any third party, will not provide any Clinical Trial services, and will refer all such potential business to Company.

3. Term and Termination.

(a) Unless earlier terminated as provided in this Section 3, the term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2006. Thereafter, this Agreement shall automatically renew for successive one year periods so long as (i) the Services Agreement is in full force and effect, and (ii) neither party delivers written notice of its intention not to renew this Agreement within ninety (90) days before expiration of the applicable term.

(b) Either party may terminate this Agreement in the event the other party materially breaches this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice of such breach.

(c) This Agreement shall terminate upon termination of the Services Agreement, unless the parties agree in writing to continue this Agreement notwithstanding the termination of the Services Agreement.

(d) Company may terminate this Agreement immediately upon notice to Consultant in the event of any breach by Consultant of Section 5 hereof.

(e) If Consultant consistently fails to make himself available, including consistently being unavailable for meetings (whether in-person or by telephone) or public events, or is not performing the Services regularly throughout the term of this Agreement, then Consultant shall be deemed in material breach of this Agreement. Company will make best efforts to announce in-person meetings at least one month in advance, and teleconference and videoconference meetings at least 48 hours prior to such events. Consultant will make best efforts to be available for these events. However, occasional non-availability of Consultant for in-person meetings or teleconferences due to his obligations as director of the Department of Anatomy of the Paracelsus Private Medical University of Salzburg or other obligations, including holidays, provides no adequate reason to terminate this agreement prior to December 2006. Further, if any of the studies listed in Exhibit A are cancelled, or if there is inadequate third-party funding to perform quantitative cartilage analysis under economically reasonable conditions, non-ability of the Consultant to produce the intended publication shall not be deemed a material breach of this Agreement.

(f) Upon termination of this Agreement the provisions of Sections 5, 6, 7, 8(b)(c), and (d), and 9 hereof, and any other provision that by its nature survives termination of this Agreement, shall survive termination of this Agreement.

4. Compensation and Expenses.

(a) In consideration for Consultant’s performance of the Ongoing Consulting Services described in Section 2(a)(i) hereof during the term of this Agreement, Company shall compensate Consultant $246 per hour (i.e., $2,460 per day). Payment shall be due within thirty (30) days after the end of each calendar month during which Services have been performed. All other amounts owed for Services rendered shall be set forth in the applicable Exhibit, along with the payment schedule for such amount. All amounts shall be paid in U.S. Dollars.

(b) It is understood that Company is guaranteeing Consultant payment of (i) $39,360 for the Year 1 Performance Period, (ii) $49,200 for the Year 2 Performance Period, and (iii) $49,200 for the Year 3 Performance Period (i.e., $2460/per day multiplied by 16 or 20 days, as the case may be). Therefore, subject to the last sentence of this clause (b), if services of less than 16 or 20 days, as the case may be, have been requested by Company for any Performance Period, Company shall remain obligated to pay the Consultant the difference between $39,360 or $49,200.00, as the case may be, and the actual payments made to Consultant during such Performance Period. The balance shall be due within thirty (30) days after the end of the Performance Period. The foregoing shall not apply, however, if this Agreement is terminated for any reason other than a material breach of this Agreement by Company.

(c) Consultant’s traveling and related expenses may be subject to reimbursement by Company. Exhibit C attached hereto and incorporated herein by reference sets forth Company’s travel reimbursement policy.

(d) Consultant shall be solely responsible for all costs and expenses, including any income taxes, taxes, sales taxes, benefit costs and the like, if any, attributable to the Services being performed by him hereunder, and shall indemnify and hold Company harmless from any and all claims in respect thereof.

(e) All payments under this Agreement have been established in U.S. Dollars based on a U.S. Dollar to Euro exchange rate band of $1.10 to $1.30 per Euro. If the U.S. Dollar to Euro exchange rate deviates from this band, the parties agree in good faith to renegotiate such payments and fees to establish the appropriate U.S. Dollar value of this Agreement.

5. Confidential Information.

(a) Definition of Confidential Information. “Confidential Information” means any and all trade secrets, confidential knowledge, or any other proprietary information existing as of the date of this Agreement, or thereafter developed, pertaining to Company, its affiliates and subsidiaries, or any of their respective existing or prospective clients, customers, or consultants. By way of illustration but not limitation, “Confidential Information” includes (i) inventions, ideas, concepts, improvements, discoveries, trade secrets, processes, data, programs, knowledge, know-how, designs, techniques, formulas, test data, computer code, other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law (hereinafter collectively referred to as “Inventions”) (ii) information regarding new developments, new products and services, marketing plans and strategies, merchandising and selling, business plans and processes, data models, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) identity, requirements, preferences, practices and methods of doing business of specific parties with whom a party transacts business, and information regarding the skills and compensation of employees of such party and independent contractors performing services for such party.

(b) Confidentiality Obligations. Consultant acknowledges that irreparable injury and damage will result from disclosure of the Confidential Information to third parties or its use for purposes other than those connected with the Services. Consultant agrees, indefinitely:

(i)    To hold the Confidential Information in strictest confidence.

(ii)   Not to disclose Confidential Information to any third party except as specifically authorized herein or as specifically authorized by Company, and to use all precautions reasonably necessary to prevent the unauthorized disclosure of the Confidential Information, including without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information.

(iii)   Not to make or use any copies, synopses or summaries of oral or written material made available by Company to Consultant, except as are necessary to carry out Consultant’s duties and/or obligations as a Consultant.

(iv)   In the event of disclosure in accordance with Section 5(b)(ii) hereof, to limit disclosure to persons with a bona fide need to know the Confidential Information, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons an agreement in writing to be bound by the restrictions imposed by this Agreement.

(v)    In the event Consultant is required by law to disclose such Confidential Information, to provide Company with prompt written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of this Agreement in writing, to furnish only that portion of Confidential Information that is legally required and to use its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information to be disclosed.

(c) Return of Confidential Information. Upon Company's request and upon the termination of this Agreement, Consultant will promptly return to Company all written material and other documentation which includes any of the Confidential Information, and will, at Company's request, provide Company with a written certification that Consultant has done so.

(d) Unauthorized Disclosure of Confidential Information. If it appears that Consultant has disclosed, or has threatened to disclose, any Confidential Information in violation of this Section, Company shall be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such information as a result of Consultant’s violation of this Section. Company shall not be prohibited by this provision from pursuing all other legal and equitable remedies available, including a claim for losses and damages.

(e) Permitted Disclosures. In order to permit Consultant to communicate with customer contacts regarding Company’ business and capabilities without breaching this Section, Consultant will confer with Company from time to time so that the parties can determine appropriate guidelines for such customer discussions.

6. Advisory Nature of Services; Inventions.

(a) It is understood and agreed that Consultant’s role hereunder is that of an advisor, educator, and facilitator rather than a developer of new or modified Inventions. However, the parties recognize that circumstances may arise where, intentionally or unintentionally, Consultant may produce, author, or develop one or more Inventions in connection with the performance of the Services, whether alone or jointly with others, in which case, Consultant shall immediately notify Company in writing of any such Invention, at which time the parties shall determine the parties’ respective rights and interests in such Invention.

(b) In the event the parties determine that Company is the sole owner of any Invention described in clause (a) above, then Consultant shall agree in writing, to the extent applicable, that such Invention, is a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). In the event that any rights to the Invention are deemed not to be works made for hire, or in the event Consultant should, by operation of law, be deemed to retain any rights in such Invention, Consultant shall irrevocably assign, without any further consideration and regardless of any use by Company of any such Invention, all of Consultant’s rights, title and interest, if any, in and to such Invention to Company. Consultant agrees that Company, as the owner of all rights to the Invention, shall have the full and complete right to prepare and create derivative works based upon the Invention, and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Invention and derivative works anywhere throughout the world. Consultant shall further irrevocably and unconditionally transfer and assign to Company, without any further consideration, any and all Moral Rights (as hereinafter defined) Consultant may have in or with respect to the Invention. To the extent that Consultant cannot assign such rights, Consultant shall waive and agree never to assign such rights against Company, Company’s successors-in-interest, or any of their licensees. “Moral Rights” shall mean any right to (i) divulge the Invention to the public; (ii) retract such Invention from the public; (iii) claim authorship of such Inventions; (iv) object to any distortion, mutilation, or other modification of such Invention; and (v) any and all similar rights, existing under judicial or statutory law of any country or jurisdiction in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a “moral right.”

(c) In the event (i) the parties determine that Consultant is the owner of any Invention described in clause (a) above, or (ii) the issue of ownership cannot be resolved by the parties, and the question of ownership is determined by a judge or other judicial or similar body, and such party determines that Consultant is the owner of the Invention in question, then, notwithstanding any ownership rights of Consultant in the Invention, Consultant shall grant Company a non-exclusive, perpetual, irrevocable, royalty-free license, with a right of sublicense, to use, publish, distribute, publicly perform, integrate, modify, create derivative works of, and otherwise exploit for internal, commercial, or any other purpose the Invention. Further, Consultant shall agree that, notwithstanding any ownership rights of Consultant in the Invention, Consultant shall be permitted to use, modify, and exploit the Invention solely for (1) Research Trial, and (2) academic, educational purposes, and Consultant shall be prohibited from using, modifying, or otherwise exploiting the Invention for Clinical Trial purposes. Any sublicense or transfer of the Invention by Consultant to a third party shall be subject to the foregoing limitations. The restrictions set forth in the preceding two sentences shall terminate upon termination of the Consulting Agreement, except in the case of a material breach by Chondrometrics or Consultant, as the case may be, of this Agreement, the Services Agreement, or that certain Ancillary Agreement between Chondrometrics and Company dated as of the date hereof.

(d) In the event it is determined that a third party has ownership interests in any Invention described in clause (a) above, then Consultant shall use his best efforts to obtain from the third party a license grant for Company’s benefit with the rights and benefits described in clause (c) above, and to cause the third party to agree to the limitations on use of the Invention described in clause (c).

7. License of Tools.

(a) It is understood that as of the Effective Date Consultant and/or Chondrometrics, as the case may be, own certain Inventions, including without limitation, the process described in a guidebook authored by Consultant for segmenting cartilage or other general concepts and techniques currently employed or currently developed by Consultant or, as the case may be, Chondrometrics, any of which Consultant may be required to employ in performing the Services hereunder. To the extent, if any, Consultant is required to employ any such Invention Consultant shall first notify Company, and, if Company agrees to the use of such Invention by Consultant, the parties shall set forth the Invention on Exhibit D to this Agreement (any such Invention set forth on Exhibit D is hereinafter referred to as a “Tool”). Consultant hereby agrees, at the time a Tool is identified on Exhibit D hereto, to grant to Company a non-exclusive, perpetual, irrevocable, royalty-free license, with a right of sublicense, to use, publish, distribute, publicly perform, integrate, modify, create derivative works of, and otherwise exploit the Tool for internal and commercial purposes; provided, that (i) Company’s commercial use of the Tool shall be limited to the provision by Company of services to its customers and clients, (ii) use of the Tools shall be permitted solely at Company’s facilities (or, if necessary the facilities of a Company customer or client), (iii) the license grant shall not include the right to license or sell any Tool separate and apart from any Company services, and (iv) any sublicense shall contain the foregoing limitations.

(b) Consultant shall agree, or shall cause Chondrometrics to agree, as the case may be, that, notwithstanding Consultant’s (or Chondrometrics’, as the case may be) ownership of the Tool, Consultant (or Chondrometrics, as the case may be) shall be permitted to use, modify, and exploit the Tool solely for (i) Research Trial, and (ii) academic, educational purposes, and Consultant (or Chondrometrics, as the case may be) shall be prohibited from using, modifying, or otherwise exploiting the Tool for Clinical Trial purposes. Consultant shall ensure that any sublicense or transfer of the Tool by Consultant (or Chondrometrics, as the case may be) to a third party shall be subject to the foregoing limitations. The restrictions set forth in the preceding two sentences shall terminate upon termination of this Agreement, except in the case of a material breach by Chondrometrics or Consultant, as the case may be, of this Agreement, the Services Agreement, or that certain Ancillary Agreement between Chondrometrics and Company dated as of the date hereof.

8. Representations and Warranties; Indemnification.

(a) Consultant hereby represents and warrants to Company as follows:

(i)    Consultant is authorized to enter into this Agreement and perform as contemplated herein;

(ii)    in performing hereunder, Consultant will comply materially with German and applicable international laws, rules, and regulations, and, if advised by Company of Consultant’s failure to comply materially with applicable U.S. law, such that Company has a good faith reason to believe that Company, its business, or the continuation of this Agreement will be impaired, Consultant will take reasonable steps (taking into account his available resources) to comply materially with such U.S. law;

(iii)   the Services will be performed in a diligent and professional manner, using reasonable care;

(iv)    to the best of Consultant’s knowledge, the Services will not violate any trademark, trade secret, copyright, patent or other intellectual property right of any third party;

(v)    Consultant’s performance under this Agreement will not violate any contract, agreement, or other document to which Consultant is subject, including any contract, agreement, or other document governing Consultant’s relationship with Chondrometrics;

(vi)   in performing under this Agreement, Consultant will not use any resources and/or facilities of any employer, sponsor, or third party to whom Consultant is providing services, except for resources of (1) Chondrometrics as contemplated in Section 7 hereof, and (2) Paracelsus Private Medical University of Salzburg pursuant to an agreement between such party and Consultant dated 3rd December 2003;

(vii)   to the best of Consultant’s knowledge, Consultant’s performance under the Paracelsus Private Medical University agreement, has not and will not, under Austrian law or any other applicable international law, create for the benefit of Paracelsus Private Medical University any right, title, or interest in any intellectual property being used or developed by Consultant hereunder;

(viii)   Consultant will not misrepresent to third parties the relationship between Consultant and Company created hereunder, and will not make any statement or omit to make any statements or otherwise act or fail to act in any manner that may (1) portray Company in a negative light, or (2) result in a misstatement of fact regarding Company or Company’s business or services.

(b) Consultant will defend, indemnify and hold harmless Company from and against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys' fees) (any or all of the foregoing hereinafter referred to as "Losses") insofar as such Losses (or actions in respect thereof) arise out of or are based on (i) the grossly negligent or intentional acts or omissions of Consultant, (ii) a material breach of any representation, warranty or covenant made by Consultant hereunder, or (iii) a claim that any Work, Invention, or Tool infringes the patent, trademark, trade secret, copyright, or other intellectual property right of any third party, except to the extent that Company’s use or modification of the foregoing has contributed to any such infringement claim. Consultant’s maximum indemnification obligation hereunder shall not exceed the aggregate amounts payable under this Agreement, except that, in the event Consultant has been paid any fees hereunder and, in turn, has paid or will owe income taxes to any German or other taxing authority in connection with such payment, the foregoing limitation shall be reduced by an amount equal to such tax payments. The foregoing limitation shall not affect Company’s ability to pursue any of its other rights or remedies under this Agreement, including without limitation, liability for breaches of contract.

(c) Company will defend, indemnify and hold harmless Consultant from and against any and all Losses insofar as such Losses (or actions in respect thereof) arise out of or are based on a claim that Consultant’s use of Company’s Confidential Information as contemplated hereunder infringes the patent, trademark, trade secret, copyright, or other intellectual property right of any third party, except to the extent that Consultant’s use or modification of the foregoing has contributed to any such infringement claim. Company’s maximum indemnification obligation hereunder shall not exceed the aggregate amounts payable under this Agreement. The foregoing limitation shall not affect Consultant’s ability to pursue any of its other rights or remedies under this Agreement, including without limitation, liability for breaches of contract.

(d) With respect to each party’s indemnification obligations hereunder, each party warrants that it will incur only reasonable and necessary attorney’s fees and will apply only reasonable and necessary resources to cure or prevent damages that may have been caused by the other party, with the intention of keeping indemnification amounts within reasonable limits. Further, the indemnifying party shall defend and hold harmless the indemnified party with counsel chosen and paid for by the indemnifying party upon receipt of prompt written notice of the claim from the indemnified party (provided, that failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations, except to the extent it has been damaged thereby), and the indemnified party will reasonably cooperate in the defense of the action or proceeding at the indemnifying party’s expense. Upon the indemnifying party assuming the defense of any such claim, the indemnified party’s counsel may thereafter participate in an advisory capacity at the indemnified party’s sole cost. Neither party may enter into any settlement or compromise that may require the other party to admit liability, pay any monies out-of-pocket, or assume any other material obligation or relinquish any material right, without the prior written consent of the other party, not to be unreasonably withheld or delayed.

9. Publicity. Company shall have the right to refer to Consultant verbally and in writing in connection with Company’s marketing and promotion of itself and its image analysis capabilities. Such references may include descriptions of Consultant’s research findings and publications as they relate to Company’s services, with particular emphasis on the value being added to Company’s services by way of this Agreement. Company shall be permitted to use Consultant’s name, image, and biography in connection with the forgoing.

10. General.

(a) Notices. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by overnight courier service and delivered to the addresses appearing on the first page of this Agreement. Any notice to Company sent pursuant to this Section shall be addressed to Mikael Totterman, Chief Operating Officer (Fax No.: 585 218-7350).

(b) Independent Contractor. Consultant is, and at all times will be, an independent contractor. Nothing in this Agreement shall be deemed to create an employer/employee, principal/agent, or joint venture relationship. Unless expressly agreed to in writing, neither party has the authority to enter into any contracts on behalf of the other party or otherwise act on behalf of the other party.

(c) Governing Law and Jurisdiction; No Trial by Jury.

(i)    With respect to matters pertaining to (1) Section 1 hereof (Definitions), (2) Sections 2(a)(iii) and 2(e) hereof (certain marketing-related provisions), as well as the provision of marketing-related services and Trial-related services within the United States, (3) Section 5 hereof (Confidential Information), (4) intellectual property, including without limitation, Section 6 hereof (Advisory Nature of Services; Inventions) and Section 7 hereof (License of Tools), and the existence, validity, or enforcement of a party’s rights in any existing or future intellectual property, including any issues regarding interpretation of the relevant provisions herein, (5) Sections 8(b), (c), and (d) hereof (indemnification), and (6) any intentional material breach by Consultant of this Agreement, such matters shall be governed by New York law, without regard to conflicts of law principles. The federal and state courts located in Monroe County, New York shall have exclusive jurisdiction over any such claim brought under this Agreement, and the parties hereby consent to the personal jurisdiction of such courts.

(ii)    With respect to matters pertaining to (1) Sections 2(a)(i) and (ii), 2(c), and 2(d) hereof (certain marketing-related provisions), as well as the provision of marketing-related services and Trial-related services outside of the United States, (2) Section 3 hereof (Term and Termination), including any intentional material breach by Company, but excluding any intentional material breach of this Agreement by Consultant, (3) Section 4 hereof (Compensation and Expenses), (4) Section 8(a) hereof (representations and warranties), (5) Section 9 hereof (Publicity), and (6) Sections 10(a), (b), (d), (e), (f), (g), and (h) hereof, such matters shall be governed by German law. The courts located in Munich, Germany shall have exclusive jurisdiction over any such claim brought under this Agreement, and the parties hereby consent to the personal jurisdiction of such courts.

(d) Entire Agreement. This Agreement, together with the Exhibits attached hereto, and that certain Ancillary Agreement between Company and Chondrometrics dated as of the date hereof, is the entire agreement between the parties and supersedes and replaces all other agreements oral and written with respect to its subject matter. This Agreement may not be modified, amended or terminated except by a writing signed by all parties to it.

(e) Assignment. Consultant may not assign any of its rights or obligations under this Agreement to any other person or entity (including any subcontractor). All of the terms and conditions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the parties. Any attempted assignment in conflict with the terms herein shall be deemed null and void.

(f) Remedies. The parties acknowledge that the financial hardship to a non-defaulting party as a result of breach of this Agreement may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensation the non-breaching party for such violation; therefore, in any action to enforce this Agreement, a party shall be entitled to preliminary, temporary or permanent injunctive relief and the other party waives the defense of adequate remedy at law, acknowledging that no such remedy exists. In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys' fees. Each and all of the rights and remedies provided for in the Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or any right or remedy allowed in law or in equity.

(g) Waiver. No waiver by Company of any failure by Consultant to keep or perform any promise of condition of this Agreement shall be a waiver of any proceeding or succeeding breach of the same or any other promise or condition. No waiver of Company of any right shall be construed as a waiver of any other right.

(h) Severability. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Effective Date.

VIRTUALSCOPICS LLC

By: /s/Mikael Totterman_____

Its: Chief Operating Officer__

_/s/ Felix Eckstein________
FELIX ECKSTEIN

EXHIBIT A

Plan for Publications, Presentations

Company and Consultant plan the following publications and presentations:

•
Proposal for a generally accepted nomenclature for quantifying cartilage morphology in osteoarthritis, as drafted by Eckstein and Felson 2003 (OARSI Meeting Berlin). First author of this publication will be Consultant, senior author David Felson (Boston University). The study will be co-authored by Saara Totterman and as many as possible other researchers in the field, in order to gain general acceptance of this nomenclature. Consultant will not charge work hours on this publication to Company.

•
Study cross-calibrating Company’s cartilage analysis versus cartilage analysis by Chondrometrics both at 1.5 T and 3 T in a number of healthy volunteers and patients (data from Pfizer cross calibration study)

•
Study cross-calibrating Company’s longitudinal cartilage analysis versus longitudinal cartilage analysis by Chondrometrics in a number of patients over 6 months and 12 months periods (data from Pfizer longitudinal study)

•	Study cross calibrating Company’s cartilage analysis versus cartilage analysis by Chondrometrics in a number of patients from the Osteoarthritic Initiative

EXHIBIT B

Marketing Activities

Consultant will promote Company’s Cartilage Analysis services for use in Clinical Trials, with the goal of leveraging Consultant’s reputation in the industry to increase awareness of Company’s activities, and to add enhanced credibility to Company’s services. Promotional activities will focus on the collaborative efforts of the parties, primarily with respect to cross-validation activities. At a minimum, Consultant will:

•
Distribute Company-provided marketing materials to clients and prospects with whom Consultant comes in contact, when clients and prospects demand services for quantitative analysis of cartilage and non-cartilage parameters in the context of clinical trials, or when clients and prospects show interest in services for quantitative analysis of non-cartilage parameter in the context of non-clinical or clinical trials.

•	Be available for phone calls, videoconferences, and in-person meetings as reasonably necessary to solicit and maintain Clinical Trial business for Company.

•	Assist Company in preparing and distributing joint press releases promoting Company and the collaborative efforts of Company and Consultant.

EXHIBIT C

Company’s Travel Reimbursement Policy

1.	Meeting between Company and Consultant upon request of Company
Meeting between Consultant and customer upon request of Company

Company will reimburse Consultant for:
•	Airtravel in business class
•	$80 for transport within Munich or Salzburg (from/to airport)
•	Transport at customer or Company site
•	Accommodation at site (up to $200 per day)
•	Each transatlantic flight (both legs) will equate to 1 full workday (10 hours) at $2,460 per flight
•	Each flight (both legs) within the U.S. or Europe will equate to one-half workday (5 hours) at $1,230 per flight
•	Consultant will be paid for each full workday at $2,460 per day

2.	Scientific conference in which Consultant represents Company upon request of Company

Company will reimburse Consultant for:
•	Airtravel in business class
•	$80 for transport within Munich or Salzburg (from/to airport)
•	Transport at site (conference)
•	Conference fee (if any)
•	Accommodation at site (conference) (up to $200 per day)
•	$50 (U.S. Dollars) per day for meals
•	Each transatlantic flight (both legs) will equate to 1 full workday (10 hours) at $2,460 per flight
•	Each flight (both legs) within the U.S. or Europe will equate to one-half workday (5 hours) at $1,230 per flight
•	Each full workday at a conference will equate to one-half workday (5 hours) at $1,230

3.	Scientific conference in which Consultant represents both Company (upon request of Company) as well as Chondrometrics or other third party (e.g., a university)

•	Airtravel in business class
•	$80 for transport within Munich or Salzburg (from/to airport)
•	Transport at site (conference)
•	No reimbursement by Company for conference fee, accommodation at site, or meals
•	Each transatlantic flight (both legs) will equate to one-half workday (5 hours) at $1,230 per flight
•	No reimbursement for workdays for flights within U.S. or Europe
•	Each full workday at a conference will equate to one-half workday (5 hours) at $1230

Consultant will endeavour whenever possible to coordinate visits to reduce costs and prevent double billing. For example, in the event Consultant is required to participate in a Pfizer meeting, and Consultant also is scheduled to work at Company’s offices in Rochester, Consultant would be required to coordinate such visits to avoid multiple flights and excessive expenses. In this case Consultant would be reimbursed for:

•	Airtravel between Detroit and Rochester
•	Transport and accommodation at Rochester
•	One-half workday (5 hours) at $1,230 for flight within U.S.
•	Full workday pay for actual workdays

All amounts are in U.S. Dollars

EXHIBIT D

Tools

EXHIBIT E

Services and Co-Marketing Agreement between
VirtualScopics LLC and Chondrometrics GmbH